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                                                                    EXHIBIT 99.1
ADVOCAT INC.
1621 GALLERIA BOULEVARD
BRENTWOOD, TENNESSEE  37027
(615) 771-7575                                                  NEWS RELEASE

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Contact:    William R. Council, III
            President and Chief Executive Officer


                         ADVOCAT ANNOUNCES PLANS TO SELL
                    NORTH CAROLINA ASSISTED LIVING FACILITIES

BRENTWOOD, Tenn. - (November 29, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it has signed a definitive agreement to sell eleven assisted living facilities located in North Carolina to Agemark Acquisition, LLC, a North Carolina limited liability company.

The sales price is approximately $11 million, to be paid at closing. Closing is contingent on the purchaser's ability to obtain licenses to operate the buildings. The closing is expected to occur during the first quarter of 2006. A pre-tax charge of approximately $4.5 million to $5.0 million will be recorded in the fourth quarter of 2005 to reduce the carrying value of these 11 facilities to the amount expected to be realized from the proceeds of the sale, after payment of estimated transaction costs.

Advocat operates one additional assisted living facility in North Carolina. The Company has executed an agreement to sell this facility for a sales price of approximately $3.5 million, subject to the satisfactory completion of due diligence. The buyer of this facility has until the end of the year to conduct due diligence. If completed, this transaction will result in a pre-tax gain of approximately $1.3 million in the quarter the facility is sold.

"This sale will allow us to focus on our nursing home operations and reduce our overall debt," stated William R. Council, Chief Executive Officer. "Though we worked to stabilize the North Carolina operations, we were not making meaningful progress toward positive operating results, as the facilities continued to produce negative cash flow and operate at a loss."

Mortgage debt on the North Carolina buildings is approximately $18 million. The company expects net proceeds (after costs and commissions) from these transactions will leave a debt balance of approximately $4.5 million to $5.0 million, which it intends to finance with a term loan from the existing lender, secured by other properties currently financed by this lender.

FORWARD-LOOKING STATEMENTS
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to complete all of the described transactions and restructure the remaining debt, the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc
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